Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-167458

January 7, 2013

PUBLIC STORAGE

18,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 5.20% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES W

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 5.20% Cumulative Preferred Share of Beneficial Interest, Series W

Size:	18,000,000 depositary shares

Over-allotment Option:	2,700,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered–Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share; $450,000,000 total (not including over-allotment option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $12,433,050 total; and $0.50 per share for Institutional Orders; $1,106,000 total

Proceeds to the Company, before expenses:	$436,460,950 total (not including the over-allotment option)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Morgan Stanley & Co. LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,016,250
Morgan Stanley & Co. LLC	4,016,250
UBS Securities LLC	4,016,250
Wells Fargo Securities, LLC	4,016,250
BNY Mellon Capital Markets, LLC	135,000
Credit Suisse Securities (USA) LLC	135,000
Deutsche Bank Securities Inc.	135,000
J.P. Morgan Securities LLC	135,000
Janney Montgomery Scott LLC	135,000

Oppenheimer & Co. Inc.	135,000
RBC Capital Markets, LLC	135,000
Robert W. Baird & Co. Incorporated	135,000
Wedbush Securities Inc.	135,000
Advisors Asset Management	45,000
B.C. Ziegler and Company	45,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	45,000
C.L. King & Associates, Inc.	45,000
City Securities Corporation	45,000
D.A. Davidson & Co.	45,000
Davenport & Company LLC	45,000
HRC Investment Services, Inc.	45,000
J.J.B. Hilliard, W.L. Lyons, LLC	45,000
Keefe, Bruyette & Woods, Inc.	45,000
KeyBanc Capital Markets Inc.	45,000
Mesirow Financial, Inc.	45,000
Southwest Securities, Inc.	45,000
Sterne Agee & Leach, Inc.	45,000
Synovus Securities, Inc.	45,000
William Blair & Company, L.L.C.	45,000

Distribution Rights:	5.20% of the liquidation preference per annum; Distributions begin on March 31, 2013 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until on or after January 16, 2018, except in order to preserve our status as a real estate investment trust.

Trade Date:	January 7, 2013

Settlement Date:	January 16, 2013 (T+7)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	74460W 875

ISIN Number:	US74460W8753

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322; (ii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iii) UBS Securities LLC toll-free 1-877-827-6444, ext. 561-3884; or (iv) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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